Exhibit 99.7

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as about to become a director of Hewitt Associates, Inc., a Delaware corporation (the “Company”), in a Registration Statement on Form S-4 relating to the registration of shares of Class A common stock of the Company to be issued in the merger of a wholly owned subsidiary of the Company with and into Exult, Inc., a Delaware corporation, and in all amendments and post-effective amendments or supplements thereto, including the Proxy Statement and Prospectus contained therein, and to all references to me in that connection in the Proxy Statement and Prospectus.

Signed this 13th day of August, 2004.

/s/ Thomas J. Neff
Thomas J. Neff